Exhibit 10.8

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of November 12, 2015, by and among Breakthrough Products, Inc., a Delaware corporation (the “Company”), URX ACQUISITION TRUST, a Delaware statutory trust, (the “Trust”), Jordan Eisenberg, the chief executive officer and a shareholder of the Company (“Eisenberg”), the other shareholders of the Company listed on Exhibit A (Eisenberg and such other shareholders being sometimes collectively referred to as the “Sellers,” and individually as a “Seller”), and Synergy CHC Corp., a Nevada corporation (the “Buyer”). Company, Trust, Sellers, and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party”.

BACKGROUND

Sellers, either directly or indirectly, collectively own all of the issued and outstanding capital stock of the Company.

The Company, operating as UrgentRx, is engaged in the business of developing and selling medications for headache, heart burn, allergy attack, ache and pain, and upset stomach in the form of powders (the “Products”) (the Products and the business related to the manufacture, sale, marketing and distribution of the Products is collectively the “Business”).

Buyer desires to purchase all of the outstanding capital stock of the Company (the “Stock Purchase”), and Sellers desire to sell such outstanding capital stock to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

The Trust was formed for the sole purpose of holding, collecting, and managing the Purchase Consideration (as defined below) payable with respect to the Stock Purchase (including voting the shares issued as purchase price consideration and exercising all shareholder rights with respect thereto while being held by the Trust), enforcing the rights of the Sellers with respect to this Agreement, payment of any expenses and any liabilities of the Sellers under this Agreement, and distributing the assets of the Trust to the Sellers.

In consideration of the foregoing and the respective covenants and agreements hereinafter contained, the Parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement (including the recitals and Disclosure Schedules hereto), the following selected terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether formal or informal, whether public or private and whether at law or in equity;

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person;

“Closing” shall mean the consummation of the transactions contemplated by this Agreement;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result and having an incentive to and interest in achieving such result would use to achieve that result as expeditiously as reasonably possible under the circumstances;

“Company Equityholder” means the holder of any capital stock of the Company or any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock;

“Contract” means any agreement, contract, indenture, instrument, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding;

“Customers” means all of the customers of Company during each of Company’s 2012, 2013, and 2014 fiscal years and during the period ended as of September 30, 2015;

“Disclosure Schedules” means the disclosure letter delivered by Sellers concurrently with the execution and delivery of this Agreement;

“Employee” means an employee of Company employed in connection with the Business;

“Employee Benefit Plan” means any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option or other equity based compensation plans, incentive, bonus, vacation, employment agreement, independent contractor agreement, severance, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other material employee benefit plan (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, trust, fund, Contract or arrangement;

“Environmental Laws” means all Laws concerning pollution or protection of the environment and natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants or byproducts, asbestos, polychlorinated biphenyls, or radiation, each as amended and as now or hereafter in effect;

“Fundamental Representations” shall mean the representations and warranties set forth in (i) Sections 3(a), 3(b), 3(c), and 3(d); (ii) Sections 4(a), 4(c), 4(d), and 4(e); (iii) Sections 5(a), 5(b), 5(c), 5(d), 5(g), 5(h), (5(i) and 5(j); and Sections 6(a), 6(b), 6(c), and 6(d).

“Government” shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States, including the employees or agents thereof;

“Guarantee” means any Contract of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (fixed, contingent or otherwise) or indebtedness of another Person;

“Intellectual Property” means all intellectual property rights whether protected, created or arising under the Laws of the United States or any other jurisdiction, including the following: (i) patents and patent applications; (ii) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (iii) copyrights, including all applications and registrations related to the foregoing (including, without limitation, for all designs); (iv) Internet domain names; (v) telephone numbers, electronic mail addresses and social media accounts and registrations, including but not limited to accounts and registrations with Facebook, LinkedIn, Twitter, and other similar services; and (vi) trade secrets, know-how, ideas, creative works, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, software or computer programs, and data base;

“Knowledge of Company” or “Company’s Knowledge” or a similar phrase shall mean, with respect to any matter, the actual knowledge the Eisenberg, Lynn Millheiser (COO), Kimber Ward (VP Marketing), and Genevieve Bucsek (Controller), or facts regarding such matter which reasonably should have been known by such persons after making a diligent inquiry with respect to such matter;

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government entity;

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, and including claims on title and liens in favor of contractors, carriers, warehousemen, mechanics, materialmen, and subcontractors and statutory or common law liens to secure claims for labor, materials or supplies, and other similar liens and encumbrances;

“Material Adverse Effect” shall mean, when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to: (i) the condition (financial or otherwise), capitalization, properties, prospects, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) such entity’s ability to consummate the Stock Purchase or to perform its obligations under this Agreement;

“Material Adverse Event” means any untoward or negative occurrence (including, without limitation, physical injury) related to the Business or the use of the Products that would result in a Material Adverse Effect;

“Person” shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, and any other unincorporated organization or Government;

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code;

“Taxes” shall mean (i) all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, and (ii) any interest, penalties, fines, loss, damages, liability, expense or additions thereto whether disputed or not; and (iii) any transference liability in respect of any items described in clauses (i) or (ii) payable by reason of contract assumption, transference liability, operation of law, or otherwise;

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to any taxes, including any schedule or attachment thereto and including any amendment therof;

“Transaction Documents” shall mean this Agreement, the Share certificates, and the other exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

2. Stock Purchase.

(a) Purchase and Sale of the Company’s Capital Stock. Upon the terms and subject to the conditions herein set forth, Sellers agree to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers, at the Closing, all of the issued and outstanding capital stock of the Company (the “Shares”).

(b) Consideration.

(i) Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of Sellers contained herein, the consideration payable to Sellers for the Stock Purchase shall be the right to receive the corpus of the Trust pursuant to the governing documents of the Trust.

(ii) In consideration of the Stock Purchase, Buyer shall:

1.	Issue and deliver to the Trust for the benefit of the Sellers Six Million (6,000,000) shares of the common stock of Buyer, with a deemed value of $0.85 per share (the “Equity Consideration”); and

2.	Following the first Five Million Dollars ($5,000,000) in gross sales of the Products by Buyer or its Affiliates (including the Company), on a quarterly basis for a period of seven (7) years from the date of this Agreement, pay a royalty to the Trust for the benefit of the Sellers equal to five percent (5%) of gross sales of the Products by Buyer or its Affiliates (including the Company) (the “Royalty Consideration” and together with the Equity Consideration, the “Purchase Consideration”). For purposes of clarity, the $5 million gross sales threshold before Royalty Consideration becomes due and payable shall only apply once during the seven year period when Royalty Consideration is or may become due and payable by Buyer.

(c) Closing. The Closing will take place contemporaneously with the execution of this Agreement at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Suite 3100, Atlanta, Georgia 30309. The Parties agree that the Closing may occur electronically through the delivery of facsimile or electronic copies of any and all other ancillary documents or documents required to be delivered under the terms of this Agreement, unless specifically set forth herein.

(d) Closing Deliverables. At the Closing:

(i) Each Seller will deliver to Buyer either (i) the certificates representing all of the Shares owned by such Seller, duly endorsed in blank or with appropriate stock powers with respect thereto duly endorsed in blank, or (ii) if such certificates are not available at Closing, stock powers for such unavailable certificates, duly endorsed in blank. All certificates will be delivered to Buyer no later than ten (10) days following the Closing. If any certificates cannot be located, such Seller will deliver to the Buyer, no later than ten (10) days following the Closing, an affidavit of such Seller reasonably satisfactory to Buyer stating that the certificates representing all of the Shares owned by such Seller have been lost, stolen or otherwise cannot be located.

(ii) The Company will deliver to Buyer evidence that the officers and directors of the Company in office immediately prior to the Closing have resigned as officers and directors of the Company effective as of the Closing, unless otherwise requested by Buyer; excluding Jordan Eisenberg, who shall have entered into an employment agreement with the Company.

(iii) The Company will deliver to Buyer evidence that the Shares can be transferred from the Sellers to Buyer free from any rights of first refusal, registration rights, rights of co-sale or other restrictions or conditions relating to transfer of the Shares.

(iv) The Company will deliver to Buyer evidence that all options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock have been terminated.

(v) The Company will deliver to Buyer a Release Agreement in the form of Exhibit B duly executed by each Company Equityholder who is not also a Seller.

(vi) The Company will deliver to Buyer a certificate executed by the authorized person of the Company certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the directors and shareholders of the Company authorizing this Agreement and the transactions contemplated hereby; and such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as counsel to Buyer shall reasonably request in order to complete the Stock Purchase by Buyer.

(vii) The Company will deliver to Buyer a certificate of the State of Delaware dated reasonably close to the Closing Date, as to the legal existence and good standing of Company in Delaware.

(viii) The Trust will deliver to Buyer its duly executed governing instrument(s).

(ix) The Trust will deliver to Buyer a certificate executed by its trustee, certifying the satisfaction by the Company of the conditions specified in Section 5 and certifying as to the truthfulness, completeness and accuracy of attached copies the Trust Documents (as defined below) authorizing this Agreement and the transactions contemplated hereby; and such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as counsel to Buyer shall reasonably request in order to complete the Stock Purchase by Buyer.

(x) Buyer shall issue and deliver to the Trust for the benefit of the Sellers the Equity Consideration.

3. Representations And Warranties Of Sellers. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller severally represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct as of the date hereof, with respect to itself, except as set forth in the Disclosure Schedules.

(a) Authority of Sellers. Each Seller has all requisite power and authority to enter into the Transaction Documents to which such Seller is a party and to carry out such Seller’s obligations thereunder. The execution and delivery of the Transaction Documents and the performance of each Seller’s obligations thereunder have been duly authorized by all necessary corporate, shareholder, partnership or member action of such Seller (if such Seller is a corporation or an entity with shareholders, partners or members), and no other proceedings on the part or in respect of such Seller is necessary to authorize such execution, delivery and performance. The Transaction Documents to which a Seller is identified as a party thereto have been duly executed by or on behalf of such Seller and assuming due authorization, execution and delivery by the other parties thereto, constitute such Seller’s valid and binding obligations, enforceable against such Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(b) No Conflicts; Consents. The execution, delivery and performance by Seller of the Transaction Documents to which such Seller is a party does not and will not: (a) result in a violation or breach of any provision of the governing documents of Seller, if applicable; (b) result in a violation or breach of any provision of any Law or Governmental order, judgment or decree applicable to Seller; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of any agreement to which Seller is a party. No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality (“Governmental Entity”), or any other Person, is required by or with respect to Seller in connection with the execution and delivery of the Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby.

(c) Title to Shares. Seller is the legal owner of the number and class of the Shares listed on Exhibit A hereto with respect to such Seller, free and clear of all Encumbrances.

(d) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s knowledge, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(e) Brokers. Except for Creo Capital Advisors LLC, who was hired by the Company, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4. Representations and Warranties of the Company. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct as of the date hereof, except as set forth in the Disclosure Schedules.

(a) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The organizational documents which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books and other books and records of the Company, to the extent such minutes exist, have been furnished to Buyer. The Trust is a statutory trust duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Qualification to Do Business. The Company has full corporate power and authority to carry on its business as now being conducted and is entitled to own, lease, or operate the properties and assets now owned, leased, or operated by it. The Company is qualified to do business, is in good standing, and has all required and appropriate licenses in each jurisdiction except jurisdictions in which failure to obtain or maintain such qualification, good standing, or licensing would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to conduct the Business as presently conducted by the Company as a foreign corporation in the jurisdictions listed in the Disclosure Schedule. No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person, is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on the Company.

(c) Authorization and Validity of Agreement. The Company has all requisite power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Company’s obligations thereunder have been duly authorized by all necessary corporate action of the Company, and no other proceedings on the part or in respect of the Company is necessary to authorize such execution, delivery and performance. The Transaction Documents to which the Company is a party have been duly executed by or on behalf of the Company and assuming due authorization, execution and delivery by the other parties thereto constitute the valid and binding obligations of, and enforceable in accordance with their respective terms against, the Company, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(d) No Conflict or Violation. Subject to obtaining any consents and approvals identified in the Disclosure Schedules, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party does not and will not (i)(A) conflict with or result in a breach of the terms, conditions, or provisions of, (B) constitute a default under (whether with or without the passage of time, the giving of notice or both), (C) give any third party the right to modify, terminate or accelerate any obligation under, (D) result in a violation of, or (E) require any consent, exemption or other action by or notice or declaration to, or filing with, any third party of any Government Entity pursuant to (1) any organizational documents of Company; (2) any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; or (3) any Contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Company is a party or by which Company is bound or to which any of Company’s properties or assets is subject; (ii) result in the creation of any Lien or Tax upon the equity or assets of Company; or (iii) otherwise interfere in any material manner with the Business. All of the Contracts and Permits of Company will continue without penalty, adjustment, breach of any such Contract or Permit, or the right of the customer or any Governmental Entity to terminate or modify any such Contract or Permit as a result of the Stock Purchase.

(e) Capitalization. The authorized capital stock of the Company, the issued and outstanding shares of capital stock of the Company, and the par value per share of all of the authorized capital stock of the Company, are set forth in the Disclosure Schedule. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in the Disclosure Schedule, there is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as described in the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Following the Closing, Buyer may freely terminate any voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. All actions have been properly authorized such that the Shares can be transferred to Buyer free from any rights of first refusal, registration rights, rights of co-sale or other restrictions or conditions relating to transfer of the Shares. All holders of Company capital stock are able to receive the Equity Consideration by virtue of an exemption to the Securities Act of 1933, as amended (the “1933 Act”).

(f) Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, free and clear of all Encumbrances, except those identified in the Disclosure Schedule, and except for liens for Taxes not yet due and payable, and mechanics’ liens, materialmen’s liens, and other liens arising by operation of law, which liens do not in any case materially and adversely affect the Company’s title to its assets, the Company’s use of its assets or the value of such assets. Except as set forth on the Disclosure Schedule, the obligations giving rise to the Encumbrances identified in the Disclosure Schedule may be prepaid at any time by the Company without penalty, premium or other special charge Except as disclosed in the Disclosure Schedule, to the Company’s Knowledge, the Company’s assets which are tangible personal property are in reasonably good and serviceable condition, normal wear and tear excepted, have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used. The Company owns or leases all equipment or other tangible assets that are necessary for the conduct of the Business as presently conducted. No assets are used in the Business that are not owned or leased or licensed by the Company and not included in the Assets. The Company operates no business other than the Business and related activities.

(g) Subsidiaries. The Company does not own, directly or indirectly, any stock or other interests in any other entity.

(h) Financial Statements. Set forth in the Disclosure Schedules and provided to the Buyer are the Company’s most recent unaudited balance sheet, and unaudited income statement, as of October 31, 2015 (the “Financial Statements”). The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), are complete and fairly represent in all material respects all of the assets, liabilities, transactions, and results of operations of the Business and the Company as of the dates thereof; subject, however, to normal year-end adjustments consistent with past practice, and further subject to the absence of footnotes, statements of cash flow, and changes in equity. The Company shall have a minimum cash balance of One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000) at Closing after payment of, or reservation on the Financial Statements for, all debts, fees, liabilities, payables, Taxes, claims, costs and expenses of or against the Company including, without limitation, all costs, expenses, payables, debts and liabilities arising out of the operations of the Company incurred or arising prior to the Closing.

(i) Absence of Certain Changes or Events. Except as otherwise provided in the Disclosure Schedule, since October 31, 2015, the Company has conducted the Business only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since October 31, 2015, except as disclosed pursuant to the Disclosure Schedule:

(i) there has been no increase in the compensation or benefits paid or payable by the Company, other than in the ordinary course of business and consistent with past practices, to any of its officers, directors, employees, agents, consultants or shareholders, including any grant of severance or termination pay to any director, officer or employee of the Company, or any deferred compensation or similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company;

(ii) there has been no declaration, setting aside, or payment of dividends or distributions in respect of the capital stock of the Company, any split up or other recapitalization in respect of the capital stock of the Company or any direct or indirect redemption, purchase by the Company, or other acquisition by the Company of any such capital stock, except dividends declared and paid, or distributions made, prior to the Closing Date to Seller in the ordinary course of business consistent with the past practices of the Company;

(iii) the Company has not waived or compromised any right of material value or any payment, direct or indirect, of any material debt, liability, or other obligation;

(iv) there has been no Material Adverse Effect on the Company;

(v) there has been no issuance, transfer, sale, or pledge by the Company of any shares of its capital stock or other securities or any commitment, option, right, or privilege under which the Company is or may become obligated to issue any shares of its capital stock or other securities; there has been no indebtedness for borrowed money incurred by the Company except such as may have been incurred or entered into in the ordinary course of business; no loan has been made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan or other indebtedness of the Company or Seller, or any third party;

(vi) the Company has not waived or compromised any right of material value or any payment, direct or indirect, of any material debt, liability, or other obligation;

(vii) there has been no sale, assignment, or transfer of, or royalty arrangement with respect to the Company’s trade names, trademarks, service marks, domain names, web addresses, copyrights (or any interest therein), patent, or logos of material value, or any patent, trademark, service mark, domain name or web address or copyright applications (or any interest therein) used (or that were, or are intended to be used) in the operations of the Business;

(viii) there has been no sale, lease or disposition of, any material property or asset, tangible or intangible, of the Company;

(ix) there has been no actual or, to the Company’s Knowledge, threatened termination or loss of any (A) material contract, lease, license, permit or other agreement to which the Company was or is a party other than terminations of contracts upon completion of work; (ii) certificate, license, or other authorization required for the continued operation by the Company of any material portion of the Business; or (B) customer or other revenue source, which termination or loss could reasonably be expected to result in loss or revenues to the Company in excess of Twenty-five Thousand Dollars ($25,000.00) per year, and there is no event known to the Company (including, without limitation, the transactions contemplated hereby) that could reasonably be expected to result in any such termination or loss;

(x) there has been no resignation or termination of employment of any key officer or employee of the Company or, to any Company’s Knowledge, any impending resignation or termination of employment of any such officer or employee;

(xi) there has been no agreement or commitment by the Company or Seller to do any of the things described in this Section 4(i).

(j) Tax Matters.

(i) The Company has timely filed all material Tax Returns that it was required to file. All such Tax Returns as so filed are materially accurate, and, to the Company’s Knowledge, disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns and forms required with respect thereto have been properly completed and timely filed.

(ii) There is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) to the Knowledge of Company.

(iii) The Disclosure Schedule identifies all federal, state, local and foreign income Tax returns filed with respect to the Company for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2011. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) The Company has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances (including without limitation the performance of the transactions contemplated by this Agreement) could obligate it to make any material payments that will not be deductible under Code section 280G. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group (within the meaning of Code section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) does not have any liability for the Taxes of any Person under Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(vi) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

(vii) At all times since its formation, the Company has been classified as a corporation for federal, state, local and foreign income Tax purposes.

(viii) The Company is not a “foreign person” as that term is used in Regulations section 1.1445-2.

(k) Absence of Undisclosed Liabilities; Indebtedness. Except as identified pursuant to the Disclosure Schedule, or reflected on the Financial Statements, or incurred in the ordinary course of business, the Company has no indebtedness or liability, absolute or contingent, involving, affecting or relating to the Business or the Products.

(l) Intellectual Property.

(i) “IP Assets” shall mean all of the following materials owned or licensed by the Company with respect to the Business: (A) the proprietary formulas for the Products; (B) the domain names listed on Schedule 4(l) (collectively, the “Domain Names”); (C) all the content on and accessible through the websites associated with the Domain Names, including demos (collectively, the “Website Content”); and (D) the entire Business marketing database consisting of all available customer information and all marketing, advertising and promotional materials, including logos, colors, videos, booklet designs, catalogs, solicitations, email templates, advertisements and all other Business marketing materials (whether in draft or final form) (collectively, the “Marketing Materials”).

(ii) Schedule 4(l) lists all patented, registered, applied-for, and other Intellectual Property used in the Business and all Intellectual Property of the Company licensed to any third Person (collectively, the “Business Intellectual Property”), including the registration and application information, date of application or issuance and relevant jurisdiction as to each, and whether or not the Business Intellectual Property is owned or licensed. Business Intellectual Property that is licensed by the Company from a third party is “Licensed Intellectual Property”.

(iii) The Company owns all right, title and interest in and to or has a valid and enforceable license to use, all IP Assets, Business Intellectual Property, and the Licensed Intellectual Property, free and clear of all Liens, and all patented or registered Business Intellectual Property is valid and enforceable. To the Company’s Knowledge, it has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a trade secret of the Business.

(iv) Except as set forth on Schedule 4(l), (A) the conduct of the Business, including the delivery and distribution of the Products, has not infringed and does not infringe on any Intellectual Property or any other proprietary rights of any Person, including but not limited to the rights of privacy or publicity; (B) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Business Intellectual Property; (C) the Company has not taken any action, or failed to take any action, during prosecution of any application that could reasonably be expected to result in the invalidation or unenforceability of any registered Business Intellectual Property; (D) the Company is not currently a party to any pending suit, claiming any alleged infringement or misappropriation of any Business Intellectual Property; (E) the Company has not received within the prior three (3) years any written notice, and is not currently a party to any pending suit, claiming any alleged infringement or misappropriation of the Intellectual Property rights of other Persons with respect to its or their use of Intellectual Property or the Products; (F) the Company has not entered into any Contract that includes a forbearance to sue or settlement Contract with respect to any Intellectual Property and (G) the Company has not received any written notice of any claim within the prior three (3) years, and is not currently a party to any pending suit, which challenges the validity or enforceability of, the Company’s ownership of or right to use, any Intellectual Property (excluding, for clarity, office actions) or the Products. The Company has secured, and has in place a policy to secure, valid written confidentiality Contracts and assignments of Intellectual Property from all consultants, contractors, Employees and customers who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of Company.

(v) No Product provided or distributed by the Company in its conduct of the Business: (A) violates any material Law; (B) includes any information or material that, to the Knowledge of the Company, is defamatory; or (C) infringes any right of privacy of any Person. Each Person whose name, image, voice or likeness is incorporated into any Marketing Materials has executed a written release consenting to the Company’s use of such Person’s name, image, voice and/or likeness (as applicable) and releasing the Company from any claims with respect thereto (a “Release”), each of such Releases are fully assignable to Buyer without further consent of any Person.

(vi) The Company has operated the Business and provided all Products in compliance with any posted privacy policies and all applicable Laws relating to privacy, data protection, anti-spam, telemarketing, personally identifiable information and similar consumer protection Laws (“Information Privacy Laws”). The Company has not received written notice of any claims or been charged with violation of any Information Privacy Law. To the Knowledge of Company, the Company is not under investigation with respect to any violation of any Information Privacy Laws.

(m) Compliance with Law. Except as identified in the Disclosure Schedule, the manufacture and sale of the Products and the operation of the Business has been conducted in material compliance with all applicable material Laws and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations. Except as set forth in the Disclosure Schedule, the Company has not received notice of any violation (or possible violation) of any such Law or other legal requirement, and the Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or Governmental Entity or regulatory authority, applicable to the Company, the Business, the Products or the Shares. Without limiting the foregoing, the Company has not received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from the FDA or any other similar Governmental entity or any institutional review board or independent ethics committee alleging a lack of material compliance by Company with any Laws. The Company holds all Permits required for the conduct of the Business and the ownership of its properties except where the absence thereof would not result in a Material Adverse Effect. No written notices have been received by the Company alleging the failure to hold any Permit. The Company is in material compliance with all terms and conditions of all such Permits. All of such Permits shall be available for use by Buyer immediately after the Closing. Without limiting the foregoing, the Company has not received any warning letter or untitled letter, report of inspectional observations, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from any Governmental Entity or any institutional review board or independent ethics committee alleging a lack of material compliance by Company with any Laws. No “bulk sales” or similar Law applies to the transactions contemplated by this Agreement.

(n) Litigation. Except as set forth on Schedule 4(n), there are no claims, Actions, suits, proceedings, complaints or investigations pending or, to the Knowledge of Company, threatened before any federal, state, provincial, court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or any of its officers, directors, employees, agents or Affiliates, or the Sellers, involving, affecting or relating to the Company, the Business, the Products, the Shares, or the transactions contemplated by the Transaction Documents.

(o) Brokers. Except for Creo Capital Advisors LLC, who was hired by the Company, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(p) Insurance. The Company is currently insured by insurers unaffiliated with the Company with respect to its properties, assets and operation of the Business in such amounts and against such risks which to the Knowledge of Company are appropriate and customary for the type of business conducted by the Company with customary deductibles and retained amounts. In addition, the Company has maintained comparable insurance for all prior periods. With respect to each insurance policy held by the Company (the “Insurance Policies”) (i) to the Knowledge of Company such Insurance Policy is legal, valid, binding and in full force and effect; (ii) the Company is not in default under such Insurance Policy; and (iii) the Company has delivered a true and correct copy of such Insurance Policy to Buyer. There are no claims by the Company pending under any such Insurance Policies and the Company has not been informed that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies with respect to any such claims.

(q) Employment Matters.

(i) The Disclosure Schedule identifies all of the Employees as of the date hereof, including for each such Employee: name, job title, FLSA classification, work location (identified by street address), current compensation paid or payable, all wage and fringe benefit arrangements. Except as set forth on the Disclosure Schedule, each Employee is employed by the Company at will and may be terminated by the Company without cause on thirty (30) days or less notice without penalty or severance. To the Knowledge of Company, no Employee is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality or non-competition Contract, that in any way adversely affects or restricts the performance of such Employee’s duties. Each current Employee has executed a nondisclosure and assignment-of-rights Contract for the benefit of the Company vesting all rights in work product created by the Employee, during the Employee’s employment or affiliation with the Company, in the Company. To the Knowledge of Company and except as set forth in the Disclosure Schedule, no Employee intends to terminate his or her employment with the Company. In accordance with its normal payroll policies the Company has paid all salaries, bonuses, commissions, wages, and severance that are owed to the Employees as of the Closing and maintained adequate reserves, as reflected in the Financial Statements, for all salaries, bonuses, commissions, wages, and severance not yet due and payable as of the Closing. The Company is in compliance, in all material respects, with all Laws governing the employment of labor.

(ii) Except as identified in the Disclosure Schedule, to the Knowledge of Company, each Employee is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company is in compliance in all material respects with applicable Law, has completed a Form I-9 (Employment Eligibility Verification) for each Employee and each such Form I-9 has since been updated as required by applicable Law and, to the Knowledge of the Company, is correct and complete as of the date hereof.

(iii) The Company is in compliance, in all material respects, with all Laws governing the employment of labor, including but not limited to, all such Laws relating to wages, hours, leaves of absence, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act (29 U.S.C. 201, et seq.) (“FLSA”), the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Laws (collectively the “Labor Laws”). The Company has, during the five (5) year period prior to the date hereof, conducted the Business in material compliance with all applicable Labor Laws. The Company has withheld all amounts required by Law or Contract to be withheld from the wages or salaries of its Employees and is not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. The Company has maintained adequate and suitable records regarding the service of each Employee including records of working time, where available. Each Employee of the Company has been properly classified as “exempt” or “non-exempt” under the FLSA and all other applicable Laws. The Company is not, and in the last three (3) years has not been, a government contractor.

(iv) The Company has not at any time during the last three (3) years had, nor to the Knowledge of Company is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, any effort to organize or any other similar occurrence or any attempt to organize or represent the labor force of the Company. There are no controversies pending or overtly threatened between the Company, on the one hand, and any of its Employees (or former Employees) or any labor union or other collective bargaining unit representing or purporting to represent any of its Employees, on the other hand. The Company is not a party to, bound by, or subject to any collective bargaining agreement or other Contract, written or oral, with any union representing or purporting to represent the Company’s Employees. No union or other collective bargaining unit or Employee organizing entity has been certified or recognized by Seller as representing any of its Employees.

(v) No investigation, review, complaint or proceeding by any Government entity or Employee or former Employee with respect to the Company in relation to any actual or alleged violation of any Labor Laws is pending or, to the Knowledge of Company, threatened, nor has the Company or Seller received any notice from any Government entity indicating an intention to conduct the same.

(vi) Within the past five (5) years, the Company has not implemented any mass layoff, plant closing, or other termination of employees that could implicate the Worker Adjustment and Retraining Notification Act (WARN Act) or any similar state or local Law.

(vii) The Company has identified in the Disclosure Schedule and provided to Buyer all employment, change in control, severance, retention, termination, non-competition, non-solicitation and other similar Contracts, arrangements or policies, whether written or oral, between Seller and any individual other than at-will employment arrangements but including all Contracts, arrangements or policies that affect at-will Employees. The Company is in material compliance with its obligations under all such Contracts.

(r) Contractor Matters. The Company has identified in the Disclosure Schedule the name and contact information of each independent contractor, consultant, freelancer or other service provider (i) utilized by the Company as of the date hereof or (ii) utilized by the Company relating to the development, modification or creation of any proprietary formulas for the Products within the three (3) years immediately preceding such date (collectively, “Contractors”). A copy of each Contract relating to the services any Contractor provides or provided to the Business has been made available to the Buyer. To the Knowledge of Company, no Contractor used by the Company is a party to, or is otherwise bound by, any Contract or arrangement with any third party, including any confidentiality or non-competition Contract, that in any way adversely affects or restricts the performance of such Contractor’s duties for Seller. Each Contractor ever retained by the Company to create, modify or develop with respect to the proprietary formulas for the Products has executed a nondisclosure and assignment-of-rights Contract for the benefit of the Company and the Company is the owner of all rights in and to all Intellectual Property created by such Contractor in performing services for the Company vesting all rights in work product created in the Company. All individuals who have been treated by the Company as independent contractors in the five (5) years immediately preceding the date hereof were, to the Knowledge of Company, correctly classified as such for purposes of the Code and all other applicable Laws.

(s) Employee Benefits.

(i) The Disclosure Schedule lists all Employee Benefit Plans maintained or contributed to by the Company or under which the Company has or could have any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of thirty (30) days or less) or liabilities, actual or contingent, whether or not legally binding, in respect of any of the current or former officers, Employees or independent contractors of the Company who provided services in respect of the Business or their dependents or beneficiaries (individually referred to as a “Company Benefit Plan” and collectively referred to as the “Company Benefit Plans”). The Company has delivered or provided to Buyer true and complete copies of the plan documents, as they may have been amended through the date hereof, for each company Employee Benefit Plan, as well as, to the extent applicable, Forms 5500 and actuarial valuations for the last three plan years, plan documents, trust agreements, insurance Contracts, administrative services agreements, most recent determination letters and other documents required under ERISA.

(ii) Each Company Benefit Plan has been established, maintained and administered in accordance with its terms and in material compliance with all applicable provisions of (including rules and regulations thereunder) ERISA, the Code and other applicable Law, and neither the Company nor any “party in interest” or any “disqualified person” with respect to any Company Benefit Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, if such plan is a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the tax qualification requirements) to the effect that such Company Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of Liability, penalty or Tax under ERISA, the Code or other applicable Laws (including the rules and regulations under any of them).

(iii) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has ever sponsored an Employee Benefit Plan that is or was, subject to Title IV of ERISA. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has ever contributed, or been obligated to contribute, to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) under Subtitle E of ERISA.

(iv) The Disclosure Schedule identifies each Company Benefit Plan that is a “non-qualified deferred compensation plan”, within the meaning of Section 409A of the Code (each, a “Section 409A Plan”), and identifies each Section 409A Plan in connection with which the Company or it successors may have Liability with respect to Employees, Contractors or directors. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code. Each Section 409A Plan (i) was, since the date of the inception of such Company Benefit Plan, (or since January 1, 2005, if later) administered in good faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) has been, since the date of inception of such Company Benefit Plan (or since January 1, 2005, if later), administered in compliance, in all material respects, with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder. In the event of an audit by the IRS of either the Company or any individual participating in such Company Benefit Plan, the additional Tax described in Section 409A(a)(1)(B) would not be assessed against any such participant with respect to benefits due or accruing under such Company Benefit Plan.

(v) Except as identified in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Employee; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(vi) The Company does not currently sponsor any Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, including but not limited to any 401(k) plan. Company Employees are currently able to participate in a 401(k) plan sponsored by a professional employer organization (TriNet Group, Inc., or one of its affiliates), subject to the terms of such plan.

(t) Environmental and Safety Matters. The Company has complied in all material respects and is in material compliance with all Environmental Laws, including but not limited to all Permits required by Environmental Laws for the conduct of the business operations of the Company and the disposition of all hazardous materials in accordance with all applicable Environmental Laws. The Company has not received any outstanding and unresolved written or oral notices, reports or other information regarding any actual or alleged violation of Environmental Laws by the Company, or any Liabilities or potential Liabilities, including any remedial obligations, relating to any of them or their facilities arising under Environmental Laws. The Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign applicable Laws arising out of events occurring prior to the Closing Date. To the Knowledge of Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, or any geologically or hydrologically adjoining properties, shall prevent, hinder or limit the Company’s continued compliance with Environmental Laws, give rise to any remedial obligations of the Company pursuant to Environmental Laws, or give rise to any other Liabilities of the Company pursuant to Environmental Laws, including, without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, personal injury, property damage or natural resources damage. To the Knowledge of Company, there have not been in the past and are not now any underground tanks or underground improvements, including treatment or storage tanks, sumps, or water, gas or oil wells; polychlorinated biphenyls; or asbestos or asbestos-containing materials at, on or under any of the Leased Real Property. The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to hazardous materials in, on, under, or migrating to or from any of the Leased Real Property, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, under Environmental Law.

(u) Real Property. The Disclosure Schedule identifies the address of each leased real property of the Company (the “Leased Real Property”). Seller has provided to Buyer a true and complete copy of all leases and subleases (including all amendments, extensions, renewals, Guarantees and other Contracts with respect thereto) for each such Leased Real Property (the “Leases”), and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases except as disclosed pursuant to the Disclosure Schedule: (i) to the Knowledge of Company, such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions set forth in this Agreement do not require the consent of any other Person to such Lease, or such consent has been obtained, shall not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (iv) the Company, and any other party to the Lease, is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) the Company does not owe, or shall owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; (viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (x) there are no Liens on the estate or interest created by such Lease; and (xi) to the Knowledge of Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the applicable Leased Real Property are in good condition and repair (reasonable wear and tear excepted). The Company does not own any real property, nor has it ever owned any real property.

(v) Affiliate Transactions. Except as identified in the Disclosure Schedule, to the Knowledge of Company, no shareholder, officer, director, member or Affiliate of a Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with Seller or has any interest in any real, tangible or intangible asset or property used by Seller.

(w) Customer and Vendor Relations. The Disclosure Schedule identifies a correct and complete list of the names of the top ten (10) Customers and Vendors and the amount of net revenues to or purchases from each such Customer or Vendor during the each of the 2013 and 2014 fiscal years and the period ended as of September 30, 2015 (each a “Key Relationship”). The Company maintains commercially reasonable relations with each of its Key Relationships and no event has occurred that would reasonably be expected to affect materially and adversely the Company’s relations with any Key Relationship. Except as disclosed pursuant to the Disclosure Schedule, no Customer or Vendor has during the last twelve (12) months cancelled, terminated, materially decreased the rate of, materially altered the terms with respect to or, to the Knowledge of Company, made any threat to cancel or otherwise terminate any of its Contracts with the Company or to decrease its usage or supply of the Company’s services or products, excluding for avoidance of doubt, discrete projects performed by the Company for Customers, for which the Company’s services terminated solely by virtue of the Company’s having completed the project to the Customers’ satisfaction. To the Knowledge of Company, except as identified in the Disclosure Schedule no current Customer or Vendor may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

(x) Product and Service Warranties; Adverse Events. Except as set forth in the Disclosure Schedule, the Company has made no express warranty or Guarantee to any Customer (or end user of the Company’s goods) as to services or goods provided by the Company. There is no pending or, to the Knowledge of Company, threatened claim alleging any breach of any warranty or Guarantee. The Company does not have any Liability under any such a warranty or Guarantee that would reasonably be expected to result in Liability to the Company, individually or in the aggregate, in excess of $10,000. There have not been any Material Adverse Events with respect to the Products or the Business.

(y) Guaranties. The Company is not a guarantor or otherwise liable for any liability, indebtedness or other obligation of any other Person.

(z) Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

(aa) Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

(bb) Contracts; Agreements.

(i) Except as disclosed in the Disclosure Schedule, the Company is not a party to or bound by:

1.	any customer, license, sale, distribution, commission, marketing, agent, franchise, technical assistance or similar Contract relating to or providing for the marketing and/or sale of products or services to which the Company is a party or by which it is otherwise bound;

2.	any Contract involving the license of any patent, copyright, trade secret or other proprietary right constituting Intellectual Property to or from the Company;

3.	any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) use by the Company, or providing for the purchase by or license to (or for the benefit or use of) it of any hardware, software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which hardware, integrated circuits, software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product or service provided by or technology used by the Company;

4.	any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

5.	(A) any agreement relating to Indebtedness or (B) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to indebtedness;

6.	any joint venture or partnership or other similar agreement;

7.	any agreement with any Affiliate of the Company, with any director or officer of the Company, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer, other than employment, invention assignment and equity-related agreements provided to Buyer;

8.	any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization not otherwise disclosed on the Disclosure Schedule or not cancellable on thirty (30) days notice or less without penalty;

9.	any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement not otherwise disclosed on the Disclosure Schedule;

10.	any other oral or written Contract or obligation that individually has a value in excess of $15,000 or is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.

(ii) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed, and which would be required to be disclosed absent disclosure elsewhere, pursuant to Section 4(bb)(i) above (each, a “Material Contract”) is a valid and binding agreement the Company and is in full force and effect with respect to the Company and, to the Knowledge of Company, each other party thereto, and neither the Company, nor to the Knowledge of Company, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of Company, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute any event of default thereunder. True and complete copies of each such Material Contract have been provided to Buyer. The Company has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof.

(iii) Except in the ordinary course of business, no Person is renegotiating or seeking to renegotiate, or, to the Knowledge of Company, has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company has not received any written indication or, to the Knowledge of the Company, verbal indication of an intention to terminate or renegotiate the terms of any of the Material Contracts by any of the parties to any of the Material Contracts.

(cc) Trust. No representation or warranty by the Trust contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Trust pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

5. Representations And Warranties of the Trust. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Trust hereby represents and warrants to the Buyer that the statements contained in this Section 5 are true and correct as of the date hereof.

(a) Organization. The Trust is a statutory trust duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Trust has provided to the Buyer duly executed copies of its organizational and governing documents (collectively, the “Trust Documents”).

(b) Authorization and Validity of Agreement. The Trust has full power and authority to carry out its purpose as now being conducted or contemplated and is entitled to own, lease, or operate the assets it will own in accordance with this Agreement. No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or other Person is required to be made or obtained by the Trust in connection with the execution and delivery of this Agreement by the Trust, or the consummation by the Trust of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on the Trust. The Trust has all requisite power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Trust’s obligations thereunder have been duly authorized by all necessary trustee action of the Trust, and no other proceedings on the part or in respect of the Trust is necessary to authorize such execution, delivery and performance. The Transaction Documents to which the Trust is a party have been duly executed by or on behalf of the Trust and assuming due authorization, execution and delivery by the other parties thereto constitute the valid and binding obligations of, and enforceable in accordance with their respective terms against, the Trust, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c) No Conflict or Violation. The execution, delivery and performance by the Trust of the Transaction Documents to which it is a party does not and will not (i)(A) conflict with or result in a breach of the terms, conditions, or provisions of, (B) constitute a default under (whether with or without the passage of time, the giving of notice or both), (C) give any third party the right to modify, terminate or accelerate any obligation under, (D) result in a violation of, or (E) require any consent, exemption or other action by or notice or declaration to, or filing with, any third Person or any Government Entity pursuant to (1) any organizational documents of the Trust; (2) any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; or (3) any Contract, security agreement, trust indenture or other agreement or instrument to which the Trust is a party or by which the Trust is bound or to which any of the Trust’s properties or assets is subject; (ii) result in the creation of any Lien or Tax upon the equity or assets of Trust; or (iii) otherwise interfere in any material manner with the Business.

(d) Governing Documents. The Trust Documents provide that the Equity Consideration will be held by the Trust and not distributed to the Sellers for a period of three (3) years from the Closing. The allocation scheme in the Trust documents for disbursement and distribution of the Purchase Consideration is identical in all respects to the current Certificate of Incorporation of the Company, as amended, such that all Sellers will receive the identical portion of the Purchase Consideration as would have been received had he Buyer paid the Purchase Consideration directly to the Sellers, after adjust for any expenses of the Trust and indemnification claims by Buyer.

(e) Assets. The assets held by the Trust, until such time as no further Royalty Consideration is due, will consist solely of the Purchase Consideration and remain free and clear of all Encumbrances.

(f) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Trust’s knowledge, threatened against or by the Trust that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) Status of Trust and Its Beneficiaries. (i) The Trust and its beneficiaries have had an opportunity to discuss the business, management and financial affairs of Buyer, have had access to, the management of Buyer, and have had the opportunity to review the information set forth in Buyer’s public filings and any other information requested by the Trust or any beneficiary, (ii) Buyer will be relying upon the Trust’s representations and warranties set forth herein in offering the Equity Consideration to it in its own right and for the benefit of Sellers, and (iii) the Trust and its beneficiaries recognize that ownership of the Equity Consideration involves substantial risks, including a risk of total loss of the value of the Equity Consideration, and have taken full cognizance of and understand all of the risk factors related to the ownership of the Equity Consideration; (iv) the Trust and its beneficiaries have an adequate net worth and means of providing for its current needs and possible contingencies to sustain a complete loss in the Equity Consideration; and (v) the Trust and its beneficiaries are able to receive the Equity Consideration by virtue of an exemption to the 1933 Act.

(h) Acquisition for Sellers’ Account. This Agreement is made with the Trust in reliance upon the Trust’s representations to Buyer, that the Equity Consideration to be issued to and held by the Trust for the benefit of the Sellers (in accordance with the terms of the Trust), was acquired for investment, and not with a view to the sale or distribution of any part thereof other than as permitted under the 1933 Act and that the Trust has no present intention of selling, granting participation in, or otherwise distributing the same other than what is permitted under the 1933 Act. Except as set forth in the Trust Documents, the Trust does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to the Equity Consideration.

(i) No Intention to Distribute. The Trust and its beneficiaries understand that the Equity Consideration shares have not been registered under the 1933 Act on the grounds that the sale provided for in this Agreement and the issuance of the Equity Consideration is exempt from registration under the 1933 Act, and that Buyer’s reliance on such exemption is predicated in part on the representations set forth herein. The Trust and its beneficiaries realize that the basis for the exemption may not be present if, notwithstanding such representations, the Trust and its beneficiaries have in mind merely acquiring the Equity Consideration for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. The Trust and its beneficiaries do not have any such intention.

(j) No Registration. The Trust and its beneficiaries understand that the Equity Consideration may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares or an available exemption from registration under the 1933 Act, the Equity Consideration must be held indefinitely. In particular, the Trust and its beneficiaries are aware that the shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Buyer. The Trust represents that, in the absence of an effective registration statement covering the Equity Consideration shares, it will not sell, transfer, or otherwise dispose of such shares except in a manner consistent with its representations set forth herein.

(k) Brokers. Except for Creo Capital Advisors LLC, who was hired by the Company, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

(l) Disclosure. No representation or warranty by the Trust contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Trust pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

6. Representations And Warranties of the Buyer. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and Trust as follows:

(a) Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its businesses as now conducted. Buyer is duly qualified to do business as a foreign company, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. Buyer’s capitalization is sufficient to satisfy is obligation to issue the Equity Consideration.

(b) Authorization and Validity of Agreement. Buyer has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of Buyer’s obligations thereunder have been duly authorized by all necessary company action by Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents has been duly executed by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c) No Conflict or Violation. The execution, delivery and performance by Buyer of the Transaction Documents (i) does not and will not violate or conflict with any provision of the organizational documents of Buyer; (ii) does not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; (iii) does not violate or will not result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination under, any Contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s properties or assets is subject, except for such breaches, defaults and accelerations as would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby.

(d) Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(e) Litigation. There are no claims, Actions, suits, proceedings, complaints or investigations pending or, to the knowledge of Buyer, threatened before any federal, state, provincial, court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Buyer or any of its officers, directors, employees, agents or Affiliates, involving, affecting or relating to the Buyer, its business, the Equity Consideration, or the transactions contemplated by the Transaction Documents. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(f) SEC Documents; Financial Statements. (a) Since [December 31, 2012], Buyer has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required to be so filed or furnished (the “Buyer SEC Documents”). All of the Buyer SEC Documents (other than preliminary material), as of their respective filing dates, complied as to form in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in each case, the rules and regulations promulgated thereunder applicable to such the Buyer SEC Documents. None of the Buyer SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Buyer SEC Documents. As of their respective dates, the consolidated financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects in accordance with the applicable requirements of GAAP, the financial position of Buyer as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and to normal and recurring year-end audit adjustments). There are no outstanding or unresolved comments from the SEC with respect to any of the Buyer SEC Documents. Buyer and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act. No stop order suspending the sale of the Buyer’s securities in any jurisdiction has been issued within the previous year, and no investigation or proceeding for that purpose has been commenced or is pending or threatened.

(g) Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Buyer SEC Documents or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

7. Post Closing Covenants.

(a) Noncompetition, Nonsolicitation and Nondisparagement.

(i) Noncompetition. Eisenberg acknowledge that (i) Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Section 7; and (ii) the agreements and covenants contained in this Section 7 are essential to protect the Business and are reasonable and appropriate in scope; (iii) the Business is national in scope, and as such the “Territory” for purposes of this Section 7 is the United States of America; and (iv) the business of Buyer is worldwide in time, territory, scope and all other respects. To induce Buyer to enter into this Agreement, Eisenberg covenants and agrees that during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Eisenberg shall not (A) engage in any business or activity that competes with the Business in the Territory; (B) render any services to any Person for use in competing with Company in the Territory in connection with the Business; (C) have an interest in any Person engaged in any business that competes with Buyer in the Territory in connection with the Business, directly or indirectly, in any capacity, including, without limitation, as a shareholder, officer, director, principal, agent, trustee or consultant or any other relationship or capacity; or (D) interfere with business relationships (whether formed heretofore or hereafter) between Company and customers, suppliers or prospects of the Business; provided, however, Eisenberg may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if Eisenberg (I) is not a controlling Person of, or a member of a group which controls, such Person; and (II) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(ii) Employees of the Business. During the Restricted Period, Eisenberg shall not, directly or indirectly, solicit or encourage any Employee or consultant performing services in connection with the Business to leave the employment or retention of the Company.

(iii) Customers of the Business. During the Restricted Period, Eisenberg shall not, directly or indirectly, (i) persuade or attempt to persuade any customer, prospective customer, client, prospective client, supplier or vendor of Company not to hire or do business with Company or any successor thereto; or (ii) solicit for himself or any Person other than Company, the business of any Person who is a customer, client, supplier or vendor of Company, or was its customer or supplier within one (1) year prior to the time of such solicitation to the extent that such business is similar to the business conducted by such customer or supplier with Company.

(iv) Confidential Information. From and after the Closing, Eisenberg shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, all confidential matters relating to the Business, the Buyer or Company, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs (“Confidential Information”), and shall not disclose them to anyone outside of Buyer and its Affiliates (including Company); provided, however, this covenant shall not apply to any information which is or becomes generally available to the public other than as a result of an improper disclosure by Eisenberg. Eisenberg may disclose Confidential Information if required to do so in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that the Eisenberg (i) provides Buyer with prompt notice of such required disclosure so that Buyer may attempt to obtain a protective order, (ii) cooperates with Buyer, at Buyer’s expense, in obtaining such protective order, and (iii) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel.

(v) Nondisparagement. After the Closing Date, Eisenberg will not disparage Buyer, any of Buyer’s Affiliates (including Company) or any of such parties’ shareholders, directors, officers, employees or agents.

(vi) Tolling of Covenant Periods. The Restricted Period provided in this Section 7 shall not include and shall be extended beyond, any time during which Eisenberg is failing to comply with any provision of this Section 7, as finally determined by a court of competent jurisdiction or arbitrator, with respect to such Party.

(vii) Blue Penciling. If any term or other provision of this Section 7 is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Section 7 shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, Eisenberg and Buyer shall negotiate in good faith to, or the arbitrator making such a determination shall, modify this Section 7 so as to effect the original intent of Eisenberg and Buyer as closely as possible to the maximum extent allowed by Law to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(b) Employees. Buyer agrees to offer, or cause the Company to offer, continued employment, on an “at will” basis to all the Employees as of the Closing, including all management Employees, and if any such Employee accepts such offer of employment, he or she shall become an employee of Buyer or Company, as applicable, after the Closing Date (such Employees are referred to hereinafter as the “Retained Employees”). Retained Employees shall be credited for past service toward all benefits offered by Buyer or Company for purposes of determining eligibility and benefit accrual.

(c) Securities Law Compliance. The Trust agrees that it will not transfer or dispose of any of the Equity Consideration other than pursuant to an effective registration statement under the Securities Act or a Rule 144 sale in compliance with the terms of such Rule or pursuant to an exemption from the 1933 Act. Buyer shall file and maintain such additional Buyer SEC Documents as may be necessary such that the representations and warranties set forth in Section 6(f) continue to remain true for all periods that the Equity Consideration is held by the Trust or Sellers, and Buyer shall cooperate with the Trust (and any Seller receiving a distribution of the any Equity Consideration) and any applicable transfer agent, in the removal of any legend on the shares constituting the Equity Consideration to permit the trade or liquidation thereof in the marketplace as permitted under Rule 144 (as promulgated under the Securities Act and in effect as of the applicable time), if requested by the Trust or applicable Seller.

(d) Trust Operation. From and after the Closing, all undertakings and actions of the Trust will carried out as set forth in this Agreement and the Trust Documents.

(e) Return of Trust Property by Sellers. In the event the Trust distributes the assets of the Trust to the Sellers in violation of this Agreement or the Trust Documents, each Seller covenants to promptly return such assets to the Trust.

(f) Product Sales Information. Within thirty (30) days after the end of each calendar quarter, Buyer will furnish to Trust, a complete and accurate written statement in a form reasonably acceptable to Trust, certified by Buyer’s authorized financial officer, showing the total number of Products (the volume and sales of each Product expressed in dollars, volume, and SKUs) sold and distributed by Buyer during the preceding calendar quarter. Buyer will keep at a location within the continental United States, reasonably detailed, complete and accurate books of account and records covering all transactions relating to the Products. Upon at least five (5) Business Days prior notice to Buyer, Trust and/or its authorized representatives will have the right, during regular business hours, to examine and copy such books of account and records and all other documents and material in the possession or under the control of Buyer insofar as they relate to the Products sold in the last two (2) years, in order to determine the accuracy of the periodic statements delivered or which should have been delivered by Buyer to Trust as provided above. In the event such examination indicates any under or overpayment of Royalty Consideration, an appropriate credit or refund will be promptly issued. If any such examination reveals an underpayment of Royalty Consideration, of more than five percent (5%) of the amount paid by Buyer, or if such examination is in connection with Buyer’s failure to deliver any periodic statement or pay any amounts due hereunder, then Buyer will bear all costs and expenses incurred by Trust in connection with the examination and collection of any such unpaid amounts (including, without limitation, all reasonable attorney’s fees and expenses). The full amount of any underpayment of Royalty Consideration, and related costs and expenses will be due and payable upon demand by Trust. All books of account and records of Buyer relating to the Products will be kept available for inspection by or on behalf of Trust for at least two (2) years after the expiration or termination of the seven-year Royalty Consideration period. All information received, reviewed and copied by Trust or its representatives in connection with or pursuant to this Section 7(f) shall be kept confidential and not disclosed to any other Person.

(g) Adoption of Release. By its execution hereof, each of the Sellers hereby agrees that it is bound by the terms of the Release Agreement attached as Exhibit B, the terms of which are incorporated herein by this reference.

8. Indemnification.

(a) Indemnification with Respect to a Seller’s Breach.

(i) To the extent the assets of the Trust are sufficient but subject to Section 8(f), the Trust shall indemnify and save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers, managers, employees, successors, and assigns (the “Buyer Indemnitees”), harmless from and against any and all damages, claims, demands, obligations, Liabilities, losses, costs, expenses (including all reasonable attorneys’ fees and expenses of investigation incurred by the Buyer Indemnitees in any Action or proceeding between a Seller and the Buyer Indemnitees or between the Buyer Indemnitees and any other Person or otherwise), deficiencies, interests, penalties, impositions, assessments and/ or fines (collectively, “Buyer Losses”), whether or not in connection with a third-party claim, arising out of, resulting from, or related to (i) a breach of any representation or warranty made by a Seller in this Agreement or the other Transaction Documents to which a Seller is a party; or (ii) a Seller’s breach of any covenant made by a Seller in this Agreement or the other Transaction Documents to which such Seller is a party; or (iii) any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of a Seller arising with respect to the transactions which are the subject of this Agreement; provided that such indemnification shall not extend to the Covenantors breach of Section 7(a), or the breach of any employment agreement or the like to which a Seller may be a party.

(ii) To the extent the assets of the Trust are not sufficient to indemnify the Buyer Indemnitees for any Buyer Losses under Section 8(a)(i) above, but subject to Section 8(f), each Seller shall, severally but not jointly, indemnify and save and hold the Buyer Indemnitees harmless from and against any and all Buyer Losses whether or not in connection with a third-party claim, arising out of, resulting from, or related to (i) a breach of any representation or warranty made by such Seller in this Agreement or the other Transaction Documents to which such Seller is a party; or (ii) such Seller’s breach of any covenant made by a Seller in this Agreement or the other Transaction Documents to which such Seller is a party; or (iii) any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of such Seller arising with respect to the transactions which are the subject of this Agreement; provided that such indemnification shall not extend to Eisenberg’s breach of Section 7(a), or the breach of any employment agreement or the like to which such Seller may be a party.

(b) Indemnification with Respect to the Company’s Breach.

(i) To the extent the assets of the Trust are sufficient, but subject to Section 8(f), the Trust shall indemnify and save and hold the Buyer Indemnitees, harmless from and against any and all Buyer Losses, whether or not in connection with a third-party claim, arising out of, resulting from or related to (i) the Company’s breach of any representation or warranty made by the Company in this Agreement or the other Transaction Documents to which the Company is a party; or (ii) any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of a Seller arising with respect to the transactions which are the subject of this Agreement or of any party other than a Seller claiming to be a shareholder arising with respect to the transactions which are the subject of this Agreement.

(ii) To the extent the assets of the Trust are not sufficient to indemnify the Buyer Indemnitees for any Buyer Losses under Section 8(b)(i) above, but subject to Section 8(f), each Seller shall, severally but not jointly, indemnify and save and hold the Buyer Indemnitees harmless from and against any and all Buyer Losses whether or not in connection with a third-party claim, arising out of, resulting from, or related to (i) the Company’s breach of any representation or warranty made by the Company in this Agreement or the other Transaction Documents to which the Company is a party; or (ii) any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of a Seller arising with respect to the transactions which are the subject of this Agreement or of any party other than a Seller claiming to be a shareholder arising with respect to the transactions which are the subject of this Agreement.

(c) Indemnification with Respect to the Trust’s Breach. To the extent the assets of the Trust are sufficient, but subject to Section 8(f), the Trust shall indemnify and save and hold the Buyer Indemnitees, harmless from and against any and all Buyer Losses, whether or not in connection with a third-party claim, arising out of, resulting from or related to (i) the Trust’s breach of any representation or warranty made by the Trust in this Agreement or the other Transaction Documents to which the Trust is a party; or (ii) the Trust’s breach of any covenant made by the Trust in this Agreement or the other Transaction Documents to which the Trust is a party; or (iii) the Trust’s breach of the Trust Documents.

(d) Indemnification by Buyer. Buyer shall indemnify and save and hold the Sellers, the Trust, any Affiliate of a Seller or the Trust and their respective directors, officers, managers, trustees, employees, advisors, successors, and assigns (the “Seller Indemnitees”), harmless from and against any and all damages, claims, demands, obligations, liabilities, losses, costs, expenses (including all reasonable attorneys’ fees and expenses of investigation incurred by the Seller Indemnitees in any Action or proceeding between the Buyer and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise), deficiencies, interests, penalties, impositions, assessments and/ or fines (collectively, “Seller Losses”), whether or not in connection with a third-party claim, arising out of, resulting from or related to (i) Buyer’s breach of any representation or warranty made by Buyer in this Agreement or the other Transaction Documents to which the Buyer is a party, or (ii) Buyer’s breach of any covenant made by Buyer in this Agreement or the other Transaction Documents to which the Buyer is a party; or (iii) any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of a shareholder of Buyer arising with respect to the transactions which are the subject of this Agreement.

(e) Set-Off by Buyer. Amounts that (i) the Trust and the Buyer agree in writing are due or (ii) upon a final determination by a court of competent jurisdiction or arbitrator that such amounts are due to the Buyer Indemnities under Sections 8(a) , (b) and (c) may be satisfied by set-off by the Buyer Indemnities, at their sole election, against any Royalty Consideration then due or to become due in the future.

(f) Limitations. The indemnification provided for in Sections 8(a), (b) and (c) shall be subject to the following limitations and provisions:

(i) The Trust and the Sellers shall not be liable to the Buyer Indemnitees for indemnification (other than with respect to a claim for indemnification based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of a Fundamental Representation or fraud) until the aggregate amount of Buyer Losses in respect of indemnification exceeds $50,000 (the “Basket”), in which event Trust and the Sellers, as applicable, shall be required to pay or be liable for the Buyer Losses in excess of the Basket in accordance with this Section 8;

(ii) The Trust and the Sellers shall not be liable to the Buyer Indemnitees for indemnification (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of a Fundamental Representation or fraud) for any Buyer Losses that, in the aggregate, are in excess of fifty percent (50%) of the Purchase Consideration.

(iii) The Trust shall not be liable to the Buyer Indemnitees for indemnification (other than with respect to a claim for indemnification based upon, arising out of, with respect to, or by reason of fraud) for any Buyer Losses that, in the aggregate, are in excess of the Purchase Consideration.

(iv) Each Seller shall not be liable to the Buyer Indemnitees for indemnification (other than with respect to a claim for indemnification based upon, arising out of, with respect to, or by reason of fraud) for any Buyer Losses that, in the aggregate, are in excess of the Purchase Consideration received by such Seller through distributions from the Trust.

(v) All claims for indemnification shall be paid either from the Equity Consideration or the set-off in Section 8(e), if elected by Buyer, unless the Trust elects to pay such claim in cash. For purposes of the foregoing each share of Equity Consideration will be valued at the greater of $0.85, or its Fair Market Value on the date the claim is paid. For purposes hereof, the Fair Market Value means, as of any particular date, (A) the volume weighted average of the closing sales prices of a security of the type that comprises the Equity Consideration for such day on all domestic securities exchanges on which such security may at the time be listed, (B) if there have been no sales of such security on any such exchange on any such day, the average of the highest bid and lowest asked prices for such security on all such exchanges at the end of such day, (C) if on any such day such security is not listed on a domestic securities exchange, the closing sales price of such security as quoted on the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system (the “OTC Bulletin Board”), the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink (the “Pink OTC Markets”) or similar quotation system or association for such day or (D) if there have been no sales of such security on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for such security quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined, and (ii) “Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York, are authorized or obligated by law or executive order to close; provided, that if such security is listed on any domestic securities exchange, the term “Business Day” as used herein means Business Days on which such exchange is open for trading. If at any time a security is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the market value of such security shall be the fair market value per share as determined by mutual agreement of the Trust and Buyer; provided, that if the Trust and Buyer are unable to agree on the market value per share of such security within 14 calendar days, such market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Trust from a list of at least three (3) provided by the Buyer. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Party whose proposed valuation is furthest from that reach by the firm.

(vi) Prior to or contemporaneously with, and as a condition to, pursuing any claim for indemnification for Buyer Losses under this Section 8 against any Seller or the Trust, a Buyer Indemnitee shall assert and pursue a claim for recovery under any policy of insurance that provides coverage for such Buyer Losses. Any recovery by a Buyer Indemnitee under such policy of insurance shall offset and reduce the amount of Buyer Losses for which the Trust or any Seller must indemnify the Buyer Indemnitee under this Section 8. To the extent any Seller or the Trust pays a Buyer Indemnitee for any Buyer Losses or Buyer exercises its right of set-off under Section 8(e) and the Buyer Indemnitee also recovers under a policy of insurance for such Buyer Losses, the Buyer Indemnitee shall promptly pay to the Trust or such Seller, as applicable, the amount (if any) by which the total recovery by Buyer Indemnitee exceeds the amount of such Buyer Losses.

(vii) To the extent such Buyer Losses arise from or were caused by acts or omissions by any of the Buyer Indemnitees after the Closing. For purposes of clarity, the limitation of this Section 8(f)(vii) shall not apply to any products liability claims relating to inventory of the Products existing as of the Closing and sold by the Company following the Closing in the ordinary course of business and consistent with past practices.

(g) Survival. All representations, warranties, covenants and obligations contained in this Agreement and the other Transaction Documents shall survive the Closing for eighteen (18) months, except that: (i) all covenants and agreements which by their terms contemplate performance after the Closing shall survive the Closing indefinitely, unless specified otherwise by their terms; (ii) for breaches of Sections 4(j) or 4(s), the survival shall be the applicable statute of limitations; (iii) for breaches of any Fundamental Representations, the survival period shall be indefinite; and (iv) for breaches based upon, arising out of, with respect to, or by reason of fraud, the survival period shall be the applicable statute of limitations. Notwithstanding the above, any claim for indemnification made in accordance with this Section 8 prior to the expiration of the applicable indemnification period set forth in this paragraph shall survive until such matter is resolved.

(h) Exclusive Remedy. The indemnification afforded by this Section 8 shall be the sole and exclusive remedy of the Seller Indemnitees and Buyer Indemnitees in respect of claims for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or the other Transaction Documents, except for (i) Eisenberg’s breach of Section 7(a); (ii) the breach of any employment agreement or the like to which a Seller may be a party; (iii) the Trust’s breach of any representations, warranties, covenants or obligations contained in this Agreement and the other Transaction Documents which by their terms contemplate performance after the Closing; (iv) any Seller’s breach of the covenants in Section 7(e); or (v) Buyer’s breach of the covenants in Section 7(f).

(i) Materiality. For purposes of determining the amount of Buyer Losses under this Section 8, and not for purposes of determining whether or not a breach has occurred, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(j) Procedures for Indemnification.

(i) Notice of Claims. If any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or the other Transaction Documents occurs or is alleged and either (i) a Buyer Indemnitee asserts that Trust or any Seller(s), has become obligated to such Buyer Indemnitee pursuant to Section 8 hereof, or (ii) a Seller Indemnitee asserts that Buyer, has become obligated to such Seller Indemnitee pursuant to Section 8 hereof (“Direct Claim”), or if any suit, Action, investigation, claim or proceeding is threatened, begun, made or instituted by a third party (a “Third Party Proceeding”) as a result of which the Trust or any Seller(s) may become obligated to a Buyer Indemnitee hereunder, or Buyer may become obligated to a Seller Indemnitee, such Buyer Indemnitee or Seller Indemnitee, as applicable, shall give written notice thereof to the Trust or Buyer, as the case may be (the “Claims Notice”). For purposes of this Section 8(j) a Buyer Indemnitee or Seller Indemnitee sending a Claims Notice shall be referred to as an “Indemnitee.” A failure or delay in providing a Claims Notice shall not relieve Buyer, any Seller(s) or Trust of its indemnification obligations under this Section 8 except to the extent that such Party is materially prejudiced as a result thereof.

(ii) Response to Direct Claims. Any Seller(s), the Trust or Buyer as the indemnifying party under this Section 8 (the “Indemnitor”) shall have thirty (30) days after receipt of the Claims Notice for a Direct Claim to reject or accept the claim as an indemnifiable claim under Section 8. If, within thirty (30) days after receipt by the Indemnitor of such a Claims Notice, the Indemnitor delivers notice to the Indemnitee containing a written objection to the claim (or a portion thereof) by the Indemnitee, stating the nature of and grounds for such objection in reasonable detail, then such claim (or portion thereof) shall be deemed to be a “Disputed Claim” and such claim shall be resolved in accordance with this Section 8(j). If, within thirty (30) days after actual receipt by an Indemnitor of a Claims Notice for a Direct Claim, Indemnitor delivers notice to the Indemnitee containing a written acceptance of the claim, (or a portion thereof) then such claim (or portion thereof) shall be deemed an indemnifiable claim under this Section 8 (the “Indemnifiable Claim”), and unless such notice includes a reservation of rights, Indemnitor will be conclusively deemed to have consented to recovery by the Indemnitee of the full amount of Buyer Losses or Seller Losses, as applicable, subject to the limitations set forth in the Section 8, as applicable.

(iii) Dispute Resolution. Any disputes arising under this Section 8 shall be resolved as follows: (i) first, the Buyer and the Trust shall attempt in good faith for thirty (30) days to resolve the dispute, and (ii) if the dispute remains unresolved after such thirty (30) day period, the Buyer and the Trust agree that either the Buyer or the Trust may file suit in any court or other adjudicative body having jurisdiction pursuant to this Agreement in order to resolve the dispute.

(iv) Third Party Proceeding. Indemnitor shall have twenty (20) days from receipt of a Claims Notice for a Third Party Proceeding to provide the Indemnitee with notice that it wishes to assume the defense in the Third Party Proceeding, in which event the Indemnitee shall have the right to participate in the defense at its own expense; provided, however, that the Indemnitee is hereby authorized prior to and during such time to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests and that is not prejudicial to Indemnitor. If Indemnitor fails to give the Indemnitee timely notice as provided herein, the Indemnitee shall have the right to defend against such Third Party Proceeding. If Indemnitor assumes the defense in a Third Party Proceeding, the Indemnitor shall not agree to any settlement, compromise or discharge of a Third-Party Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld. If the Indemnitor does not assume the defense of a Third-Party Claim, the Indemnitee shall be entitled to undertake any settlement, compromise or discharge of such Third-Party Claim without the Indemnitor’s prior consent. Notwithstanding anything herein to the contrary, an Indemnitor shall not be entitled to assume control of the defense in a Third Party Proceeding, and shall pay the reasonably documented fees and expenses of legal counsel retained by the Indemnitee if: (i) Indemnitee reasonably believes that an adverse determination of such claim could be detrimental to its interests; (ii) Indemnitee reasonably believes that the Indemnitor lacks the financial capability to pay any adverse monetary judgment being sought in the Third Party proceeding; (iii) Indemnitee reasonably believes that a conflict of interest exists or could reasonably arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the parties in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify; (iv) a court of competent jurisdiction rules that Indemnitor has failed or is failing to prosecute or defend such claim; or (v) such claim seeks damages other than monetary damages.

(v) Consent to Jurisdiction. Notwithstanding any other provision of this Section 8, Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action or claim in respect of a Third Party Proceeding is brought against an Indemnitee for purposes of any claim that an Indemnitee may have under this Agreement with respect to such Action or claim or the matters alleged therein and agrees that process may be served on Indemnitor with respect to such a claim anywhere in the world.

(vi) Indemnification Binds Successors and Assigns. All of the indemnification rights of the Parties arising pursuant to this Section 8 shall survive any sale, assignment or other transfer by a Party of all or part of their respective title to or interest in all or part of the Transaction Documents and shall apply to and bind each and every successor and assign of a Party hereto.

(vii) Fraud. For purposes of this Section 8, the term “fraud” shall only be deemed to refer to willful and intentional misrepresentations or omissions made, or intentional concealment performed, with the intent to deceive and shall not be deemed to include negligent misrepresentation, omissions or similar claims.

9. Appointment of the Trust as Representative of Sellers.

(a) By approving this Agreement and the transactions contemplated hereby, each Seller shall have irrevocably authorized, directed and appointed the Trust to act as sole and exclusive agent, attorney-in-fact and representative of such Seller, with full power of substitution with respect to all matters under this Agreement and the transactions contemplated hereby, including, without limitation, determining, giving and receiving notices and processes hereunder, receiving distributions of the Purchase Consideration to or for the benefit of Sellers, contesting and settling any and all claims for indemnification pursuant to Article 8, resolving any other disputes hereunder, performing the duties expressly assigned to the Trust hereunder and under the Trust Documents and incur such other expenses as the Trust shall reasonably deem necessary or prudent in connection with the foregoing.

(b) The Trust shall have the sole and exclusive right on behalf of each Seller to take any action or provide any waiver, or receive any notice with respect to any claims for indemnification under Article 8 and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Trust, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by any Seller hereunder or any action that any Seller, at its election, has the right to take hereunder, shall be taken only by the Trust and no Seller acting on its own shall be entitled to take any such action. After Closing, Buyer shall be entitled to deal exclusively with the Trust on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Trust, and on any other action taken or purported to be taken on behalf of any Seller by the Trust, as being fully binding upon such Seller. Notices or communications to or from the Trust shall constitute notice to or from each Seller. Any decision or action by the Trust hereunder, including any agreement between the Trust and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of any or all Sellers, as applicable, and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 9, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Sellers or by operation of Law.

(c) The Trust may resign at any time; provided, however, in no event shall the Trust resign without having first appointed a new representative to serve in the same capacity and with the same authority as the Trust, who shall assume such duties immediately upon the resignation or removal of the Trust. Notice of the appointment of such new representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such notice or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the Trust as described in Sections 9(a) and (b) above.

(d) The Trust shall not be liable to any Seller for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Trust shall be conclusive evidence of good faith).

10. Miscellaneous.

(a) Successors and Assigns. Any Party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties hereto; provided that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties hereto.

(b) Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of North Carolina, United States, without giving effect to the principles of conflicts of laws thereof. The Parties hereto irrevocably consent to the jurisdiction of, the federal and state courts of the State of North Carolina located in Wake County, North Carolina for such purpose.

(c) Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay all its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

(d) Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(e) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given, or (ii) on the day of delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service, to the Party as follows:

If to Trust:	[Insert Address]

Copy to:	Smith, Gambrell & Russell, LLP
Suite 3100, Promenade
1230 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: John C. Ethridge, Jr.

If to Buyer:	Synergy CHC Corp.
865 Spring Street
Westbrook, ME 04092
Attn: President

Copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: W. David Mannheim

Any Party may change its address for the purpose of this Section by giving the other Party written notice of its new address in the manner set forth above.

(f) Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

(g) Public Announcements. Sellers and the Trust shall not make any public statement regarding this Agreement or the transactions contemplated herein without Buyer’s prior written approval. Buyer shall provide a copy of any public statement to the Trust prior to the information being made public.

(h) Entire Agreement. This Agreement, the exhibits and schedules hereto contains the entire understanding between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior agreements and understandings, oral or written, with regard to such transactions. All schedules and exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly incorporated herein and made a part of this Agreement as fully as though completely set forth herein. This Agreement shall only be binding on the Parties hereto upon execution and delivery of this Agreement by each of the Parties.

(i) Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to any of the Parties hereto. No provision of this Agreement shall give any third persons any right as a third party beneficiary of this Agreement or provide any right of subrogation or Action over or against a Party hereto.

(j) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts and via .pdf, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(l) Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied, or fulfilled by such Party.

(m) Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement, including, without limitation, Section 7, shall be entitled to enforce such rights specifically (without posting a bond or other security) and to exercise all other rights granted by Laws. Except as expressly provided in this Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The Parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other Party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies shall be in addition to all other rights or remedies which a Party may have under this Agreement or under applicable law.

(n) Further Actions. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 8). Without limiting the foregoing, after the Closing each Seller will furnish Buyer with such information and documents in such Seller’s possession or under such Seller’s control or that such Seller can execute or cause to be executed to further evidence Buyer’s ownership of the Shares.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

/s/ Jordan Eisenberg
JORDAN EISENBERG

BREAKTHROUGH PRODUCTS, INC.

By:	/s/ Jordan Eisenberg
Name:	Jordan Eisenberg
Title:	Chief Executive officer

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer

URX ACQUISITION TRUST

By:	/s/ Michael Valentino
Name:	Michael Valentino
Title:	Trustee

Signature Page to Stock Purchase Agreement - 1

[Form of Seller Signature Page]

Seller:

(USE THIS BLOCK IF AN INDIVIDUAL)

(Signature)

Address:

(USE THIS BLOCK IF AN ENTITY)

By:
Name:
Title:
Address:

Signature Page to Stock Purchase Agreement - 2